EXHIBIT 10.27

THE EXECUTIVE

NONQUALIFIED “EXCESS” PLAN™

Plan Document

© 2003 Executive Benefit Services, Inc. 4140 ParkLake Avenue, Suite 500 Raleigh, NC 27612

THE EXECUTIVE

NONQUALIFIED “EXCESS” PLAN™

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Section 3.	Participation:	7

Section 4.	Credits to Deferred Compensation Account:	7
4.1	Salary Deferral Credits	7
4.2	Employer Credits	8
4.3	Deferred Compensation Account	8

Section 5.	Qualifying Distribution Events:	8
5.1	Death of a Participant	8
5.2	Disability of a Participant	9
5.3	Termination of Service	9
5.4	Retirement	9

Section 6.	Distributions While in Service:	9
6.1	In-Service Withdrawals	9
6.2	Financial Hardship Withdrawals	10
6.3	“Haircut” Withdrawals	11
6.4	Education Withdrawals	11

Section 7.	Qualifying Distribution Events Payment Options:	12
7.1	Payment Options	12
7.2	Prepayment	13

Section 8.	Vesting:	13

Section 9.	Accounts; Deemed Investment; Adjustments to Account:	14
9.1	Accounts	14
9.2	Deemed Investments	14
9.3	Adjustments to Deferred Compensation Account	14

Section 10.	Benefit Exchange:	15

Section 11.	Transfer to Qualified Plan:	15
11.1	Maximize Qualified Plan Deferrals	15
11.2	Maximize Qualified Plan Match	16
11.3	Transfer Deferral to Qualified Plan	16
11.4	Credit Match to Qualified Plan	16
11.5	Compliance with Qualified Plan	17

Section 12.	Administration by Committee:	17
12.1	Membership of Committee	17
12.2	Committee Officers; Subcommittee	17
12.3	Committee Meetings	17
12.4	Transaction of Business	18
12.5	Committee Records	18
12.6	Establishment of Rules	18
12.7	Conflicts of Interest	18

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12.8	Correction of Errors	18
12.9	Authority to Interpret Plan	19
12.10	Third Party Advisors	19
12.11	Compensation of Members	19
12.12	Expense Reimbursement	19
12.13	Indemnification	19

Section 13.	Contractual Liability; Trust:	20
13.1	Contractual Liability	20
13.2	Trust	20

Section 14.	Allocation of Responsibilities:	21
14.1	Board.	21
14.2	Committee	21
14.3	Plan Administrator.	21

Section 15.	Benefits Not Assignable; Facility of Payments:	21
15.1	Benefits not Assignable	21
15.2	Payments to Minors and Others	22

Section 16.	Beneficiary:	22

Section 17.	Amendment and Termination of Plan:	23

Section 18.	Communication to Participants:	23

Section 19.	Claims Procedure:	24
19.1	Filing of a Claim for Benefits	24
19.2	Notification to Claimant of Decision	24
19.3	Procedure for Review	25
19.4	Decision on Review	25
19.5	Action by Authorized Representative of Claimant	25

Section 20.	Miscellaneous Provisions:	26
20.1	Set off	26
20.2	Notices	26
20.3	Lost Distributees	26
20.4	Reliance on Data	27
20.5	Receipt and Release for Payments.	27
20.6	Headings	27
20.7	Continuation of Employment	27
20.8	Merger or Consolidation; Assumption of Plan	28
20.9	Construction	28

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THE EXECUTIVE

NONQUALIFIED “EXCESS” PLAN™

Section 1. Purpose:

By execution of the Adoption Agreement, the Employer has adopted the Plan set forth herein to provide a means by which certain management Employees and Independent Contractors of the Employer may elect to defer receipt of current Compensation from the Employer in order to provide Retirement and other benefits on behalf of such Employees and Independent Contractors of the Employer, as selected in the Adoption Agreement. The Plan is not intended to be a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code (the “Code”). The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and independent contractors.

Section 2. Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1 “Accrued Benefit” means, with respect to each Participant, the balance credited to his Deferred Compensation Account.

2.2 “Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Employee or Independent Contractor, or that the Participant no longer meets the eligibility requirements of the Plan.

2.3 “Adoption Agreement” means the written agreement pursuant to which the Employer adopts the Plan. The Adoption Agreement is a part of the Plan as applied to the Employer.

2.4 “Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 16 of the Plan.

2.5 “Board” means the Board of Directors of the Employer, if the Employer is a corporation. If the Employer is not a corporation, “Board” shall mean the Employer.

2.6 “Committee” means the administrative committee provided for in Section 12.

2.7 “Compensation” shall have the meaning designated in the Adoption Agreement.

2.8 “Crediting Date” means the date designated in the Adoption Agreement for crediting the amount of any Salary Deferral Credits to the Deferred Compensation Account of a Participant. Employer Credits may be credited to the Deferred Compensation Account of a Participant on any day that securities are traded on a national securities exchange.

2.9 “Deferred Compensation Account” means the sum of the amounts credited to the Retirement Account, the In-Service Account and the Education Account of each Participant, as applicable. The Deferred Compensation Account of each Participant shall be adjusted as provided in Section 9.

2.10 “Disability” means disability as defined in the Adoption Agreement.

2.11 “Education Account” means a separate account to be kept for each Participant that can be divided into one or more Education Subaccounts as described in Section 6.4. The Education Account shall be established, adjusted for payments, credited with Salary Deferral Credits, and credited or debited for deemed investment gains or losses in the same manner and at the same time as such adjustments are made to the Deferred Compensation Account under Section 9 and in accordance with the rules and elections in effect under Section 9.

2.12 “Education Subaccount” means the subaccount of the Education Account which is maintained with respect to an Education Recipient. If the Participant does not designate more than one Education Recipient, the Education Account shall be the Education Subaccount with respect to such Education Recipient.

2.13 “Education Recipient” means the individual designated by the Participant in the Salary Deferral Agreement with respect to whom the Participant will create an Education Subaccount.

2.14 “Effective Date” shall be the date designated in the Adoption Agreement as of which the Plan first becomes effective.

2.15 “Employee” means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee and if the individual is a highly compensated or management employee of the Employer. An individual shall cease to be an Employee upon the Employee’s termination of Service.

2.16 “Employer” means the Employer identified in the Adoption Agreement, and any Participating Employer which adopts this Plan. The Employer may be a corporation, a limited liability company, a partnership or sole proprietorship. All references herein to the Employer shall be applied separately to each such Employer as if the Plan were solely the Plan of that Employer.

2.17 “Employer Credits” means the amounts credited to the Participant’s Retirement Account by the Employer pursuant to the provisions of Section 4.2.

2.18 “Independent Contractor” means an individual in the Service of the Employer if the relationship between the individual and the Employer is not the legal relationship of employer and employee. An individual shall cease to be an Independent Contractor upon the termination of the Independent Contractor’s Service. An Independent Contractor shall include a director of the Employer who is not an Employee.

2.19 “In-Service Account” means a separate account to be kept for each Participant, as described in Section 6.1. The In-Service Account shall be established, adjusted for payments, credited with Salary Deferral Credits, and credited or debited for deemed investment gains or losses in the same manner and at the same time as such adjustments are made to the Deferred Compensation Account under Section 9 and in accordance with the rules and elections in effect under Section 9.

2.20 “Normal Retirement Date” of a Participant is designated in the Adoption Agreement. The “Retirement Date” of a Participant means the date the Participant attains his Retirement Age.

2.21 “Participant” means with respect to any Plan Year an Employee or Independent Contractor who has been designated by the Committee as a Participant and who has entered the Plan or who has an Accrued Benefit under the Plan.

2.22 “Participating Employer” means any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Employer identified in the Adoption Agreement.

2.23 “Plan” means The Executive Nonqualified Excess Plan™, as herein set out or as duly amended. The name of the Plan as applied to the Employer shall be designated in the Adoption Agreement.

2.24 “Plan Administrator” means the person designated in the Adoption Agreement. If the Plan Administrator designated in the Adoption Agreement is unable to serve, the Employer shall be the Plan Administrator.

2.25 “Plan Year” means the twelve-month period ending on the last day of the month designated in the Adoption Agreement.

2.26 “Qualifying Distribution Event” means the Participant’s Retirement or the termination of Participant’s Service with the Employer for any reason, including as a result of his death or Disability, as described in Section 5.

2.27 “Retire” or “Retirement” means Retirement within the meaning of Section 5.4.

2.28 “Retirement Account” means a separate account to be kept for each Participant, as described in Section 4.3. The Retirement Account shall be established, adjusted for payments, credited with Salary Deferral Credits and Employer Credits, and credited or debited for deemed investment gains or losses in the same manner and at the same time as such adjustments are made to the Deferred Compensation Account under Section 9 and in accordance with the rules and elections in effect under Section 9.

2.29 “Salary Deferral Agreement” means a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section 4.1

2.30 “Salary Deferral Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 4.1.

2.31 “Service” means employment by the Employer as an Employee. If the Participant is an Independent Contractor, “Service” shall mean the period during which the contractual relationship exists between the Employer and the Participant.

2.32 “Sponsor” means Executive Benefit Services, Inc.

2.33 “Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, the legally married spouse or surviving spouse of a Participant.

2.34 “Trust” means the trust fund established pursuant to Section 13.2, if designated by the Employer in the Adoption Agreement.

2.35 “Trustee” means the trustee, if any, named in the agreement establishing the Trust and such successor or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust.

2.36 “Years of Service” means each Plan Year of Service completed by the Participant. For vesting purposes, Years of Service shall be calculated from the date designated in the Adoption Agreement.

Section 3. Participation:

The Committee in its discretion shall designate each Employee or Independent Contractor who is eligible to participate in the Plan. An Employee or Independent Contractor designated by the Committee as a Participant who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the date determined by the Committee. A Participant who separates from Service with the Employer and who later returns to Service will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his return to Service.

Section 4. Credits to Deferred Compensation Account:

4.1 Salary Deferral Credits. To the extent provided in the Adoption Agreement, each Active Participant may elect, by entering into a Salary Deferral Agreement with the Employer, to defer his Compensation from the Employer by a dollar amount or percentage specified in the Salary Deferral Agreement. The amount of the Participant’s Salary Deferral Credit shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 9. The following special provisions shall apply with respect to the Salary Deferral Credits of a Participant:

4.1.1 The Employer shall credit to the Participant’s Deferred Compensation Account on each Crediting Date an amount equal to the total Salary Deferral Credit for the period ending on such Crediting Date.

4.1.2 An election pursuant to Section 4.1 shall be made by the Participant by executing and delivering a Salary Deferral Agreement to the Committee. The Salary Deferral Agreement shall become effective with respect to such Participant as of the first full payroll period commencing on or immediately following the first day of the Plan Year which occurs after the date such Salary Deferral Agreement is received by the Committee; provided, that a Participant who first becomes a Participant in the Plan during a Plan Year may enter into a Salary Deferral Agreement to be effective as of the first payroll period next following the date he enters the Plan. A Participant’s election shall continue in effect, unless earlier modified by the Participant, until the Service of the Participant is terminated, or, if earlier, until the Participant ceases to be an Active Participant under the Plan.

4.1.3 A Participant may unilaterally modify a Salary Deferral Agreement (either to increase or decrease the portion of his future Compensation which is subject to salary deferral within the percentage limits set forth in Section 4.1 of the Adoption Agreement) by providing a written modification of the Salary Deferral Agreement to the Employer. The modification shall become effective as of the first full payroll period commencing on or immediately following the first day of the Plan Year which occurs after the date such written modification is received by the Committee. The Participant may terminate the Salary Deferral Agreement effective as of the date designated in the Adoption Agreement.

4.1.4 The Committee may from time to time establish policies or rules governing the manner in which Salary Deferral Credits may be made.

4.2 Employer Credits. If designated by the Employer in the Adoption Agreement, the Employer shall cause the Committee to credit to the Deferred Compensation Account of each Active Participant an Employer Credit as determined in accordance with the Adoption Agreement.

4.3 Deferred Compensation Account. Unless otherwise designated by the Participant in the Salary Deferral Agreement, all Salary Deferral Credits made pursuant to Section 4.1 shall be credited to the Retirement Account of the Participant. All Employer Credits made pursuant to Section 4.2 shall be made to the Retirement Account of the Participant. The Retirement Account is a part of the Deferred Compensation Account of a Participant and shall be distributed upon a Qualifying Distribution Event.

Section 5. Qualifying Distribution Events:

5.1 Death of a Participant. If a Participant dies while in Service, the Employer shall pay a benefit to the Participant’s Beneficiary in the amount designated in the Adoption Agreement. Payment of such benefit shall be made by the Employer pursuant to Section 7. If a Participant dies following his Retirement or termination of Service for any reason, including Disability, and before all payments to him under the Plan have been made, the balance of the Participant’s vested Accrued Benefit shall be paid by the Employer to the Participant’s Beneficiary pursuant to Section 7, and such balance shall be determined as of the commencement date of the payments.

5.2 Disability of a Participant. If a Participant suffers a Disability while in Service prior to his Normal Retirement Date, he shall terminate Service with the Employer as of the date of the establishment of his Disability, whereupon he shall commence receiving payment of his vested Accrued Benefit, determined as of the commencement date of the payments. Such benefit shall be paid by the Employer as provided in Section 7.

5.3 Termination of Service. If the Service of a Participant with the Employer shall be terminated for any reason other than Retirement, Disability or death, his vested Accrued Benefit shall be paid to him by the Employer as provided in Section 7, and such Accrued Benefit shall be determined as of the commencement date of the payments. If a Participant’s Accrued Benefit is not fully vested at his termination of employment, he shall forfeit that portion of his Accrued Benefit that is not fully vested. If he subsequently returns to Service with the Employer, he shall be treated as a new Participant for purposes of determining the vested portion of his Accrued Benefit.

5.4 Retirement. A Participant who is in Service on or after his Normal Retirement Date shall be eligible to Retire and commence receiving payment of his Accrued Benefit. Payment of such benefit shall be made by the Employer pursuant to Section 7.

Section 6. Distributions While in Service:

6.1 In-Service Withdrawals. If the Employer designates in the Adoption Agreement that in-service withdrawals are permitted under the Plan, a Participant may elect in the Salary Deferral Agreement to withdraw a designated amount from his Deferred

Compensation Account at the specified time or times designated by the Participant in the Salary Deferral Agreement, and the Participant’s In-Service Account shall be credited with the amount designated for in-service withdrawals. The following special provisions shall apply with respect to the In-Service Account:

6.1.1 Notwithstanding any provision in this Section 6 to the contrary, if Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance of his In-Service Account has been distributed to him, then the balance in the In-Service Account on the date of the Qualifying Distribution Event shall be distributed to him in the same manner and at the same time as his Deferred Compensation Account is distributed to him under Section 7 and in accordance with the rules and elections in effect under Section 7.

6.1.2 If permitted by the Employer in the Adoption Agreement, a Participant may defer the date of any withdrawal from the In-Service Account by giving notice of the new withdrawal date to the Committee within the time limits specified in the Adoption Agreement.

6.2 Financial Hardship Withdrawals. If the Employer designates in the Adoption Agreement that financial hardship withdrawals are permitted under the Plan, a distribution of the Deferred Compensation Account may be made to a Participant on account of financial hardship, subject to the following provisions:

6.2.1 A Participant may, at any time prior to his Retirement or termination of Service for any reason, including Disability, make application to the Committee to receive a distribution in a lump sum of all or a portion of the vested Accrued Benefit credited to his Deferred Compensation Account (determined as of the date the distribution, if any, is made under this Section 6.2) because of an unforeseeable emergency that results in severe financial hardship to the Participant. A distribution because of an unforeseeable emergency shall not exceed the amount required to meet the immediate financial need created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant. Examples of an unforeseeable emergency shall include but shall not be limited to those financial needs arising on account of a sudden or unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

6.2.2 The Participant’s request for a distribution on account of financial hardship must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Deferred Compensation Account, and the total amount of the actual expense incurred or to be incurred on account of financial hardship.

6.2.3 If a distribution under this Section 6.2 is approved by the Committee, such distribution will be made as soon as practicable following the date it is approved. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of a financial hardship. If a Participant’s termination of Service occurs after a request is approved in accordance with this Section 6.2.3, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with the applicable distribution provisions of the Plan. Only one financial hardship distribution shall be made within any Plan Year.

6.2.4 The Committee may from time to time adopt additional policies or rules governing the manner in which such distributions may be made so that the Plan may be conveniently administered.

6.3 “Haircut” Withdrawals. If the Employer designates in the Adoption Agreement that “haircut” withdrawals are permitted under the Plan, a Participant in Service may at his option make one or more withdrawals from his Deferred Compensation Account by written request to the Committee; provided, however, that a Participant who requests a withdrawal under this Section 6.3 shall incur a penalty (the “haircut”) equal to a percentage (not less than 10%), as designated by the Employer in the Adoption Agreement, of the amount withdrawn, and this penalty shall be forfeited from the Deferred Compensation Account of the Participant notwithstanding the provisions of Section 8.

6.4 Education Withdrawals. If the Employer designates in the Adoption Agreement that education withdrawals are permitted under the Plan, a Participant may elect in the Salary Deferral Agreement for a designated percentage or dollar amount of the Salary Deferral Credits to be credited to the Education Account of the Education Recipient designated by the Participant. If the Participant designates more than one Education Recipient, the

Education Account shall be divided into Education Subaccounts for each Education Recipient, and the Participant may designate in the Salary Deferral Agreement the percentage or dollar amount of each Salary Deferral Credit to be credited to each Education Subaccount. In the absence of a clear designation, all credits made to the Education Account shall be equally allocated to each Education Subaccount. As soon as practicable after the date designated by the Participant in the Salary Deferral Agreement, the Employer shall pay to the Participant the balance in the Education Subaccount with respect to such Education Recipient in the manner designated by the Participant in the Salary Deferral Agreement and permitted by the Employer in the Adoption Agreement. The following special provisions shall apply with respect to the Education Account:

6.4.1 Notwithstanding any provision in this Section 6 to the contrary, if a Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance of the Education Account has been distributed to him, then the balance in the Education Account on the date of the Qualifying Distribution Event shall be distributed to him in the same manner and at the same time as his Deferred Compensation Account is distributed to him under Section 7 and in accordance with the rules and elections in effect under Section 7.

6.4.2 If permitted by the Employer in the Adoption Agreement, a Participant may defer the date of any withdrawal from the Education Account by giving notice of the new withdrawal date to the Committee within the time limits specified in the Adoption Agreement.

Section 7. Qualifying Distribution Events Payment Options:

7.1 Payment Options. The Employer shall designate in the Adoption Agreement the payment options available upon a Qualifying Distribution Event. Upon a Participant’s entry into the Plan, the Participant shall elect among these designated payment options the method under which his vested Accrued Benefit or, in the event of his death, any benefit payable as a result, will be distributed; provided, however, that if permitted by the Employer in the Adoption Agreement, a Participant may change the method of payment by giving notice of the new payment method to the Committee within the time limits specified in the Adoption Agreement. In the event the Participant fails to make a valid designation of the payment method, the distribution will be made in a single lump sum payment. Notwithstanding any election made by the Participant, the vested Accrued Benefit of the Participant will be distributed in a single lump sum payment if the amount of such benefit does not exceed the dollar limit specified by the Employer in the Adoption Agreement, if applicable.

7.2 Prepayment. Notwithstanding any other provisions of this Plan, if a Participant or any other person (a “recipient”) is entitled to receive payments under the Plan, the Committee in its sole discretion may direct the Employer to prepay all or any part of the payments remaining to be made to or on behalf of the recipient, or to shorten the payment period. The amount of such prepayment shall be in full satisfaction of the Employer’s obligations hereunder to the recipient and to all persons claiming under or through the recipient with respect to the payments being prepaid. In the event of a partial prepayment, the Committee shall designate which installments are being prepaid and, if applicable, the accounts of the Participant from which such prepayments shall be debited. The Committee’s determinations under this Section 7.2 shall be final and conclusive upon all parties claiming benefits under this Plan.

Section 8. Vesting:

A Participant shall be fully vested in the portion of his Deferred Compensation Account attributable to Salary Deferral Credits, and all income, gains and losses attributable thereto. A Participant shall become fully vested in the portion of his Deferred Compensation Account attributable to Employer Credits, and income, gains and losses attributable thereto, in accordance with the vesting schedule and provisions designated by the Employer in the Adoption Agreement.

Section 9. Accounts; Deemed Investment; Adjustments to Account:

9.1 Accounts. The Committee shall establish a book reserve account, entitled the “Deferred Compensation Account,” on behalf of each Participant. The Committee shall also establish a Retirement Account, In-Service Account and Education Account as a part of the Deferred Compensation Account of each Participant, if applicable. The amount credited to the Deferred Compensation Account shall be adjusted pursuant to the provisions of Section 9.3.

9.2 Deemed Investments. The Deferred Compensation Account of a Participant shall be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Committee. The Participant shall elect the investment funds in which his Deferred Compensation Account shall be deemed to be invested. Such election shall be made in the manner prescribed by the Committee and shall take effect upon the entry of the Participant into the Plan. The investment election of the Participant shall remain in effect until a new election is made by the Participant. In the event the Participant fails for any reason to make an effective election of the investment return to be credited to his account, the investment return shall be determined by the Committee.

9.3 Adjustments to Deferred Compensation Account. With respect to each Participant who has a Deferred Compensation Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

9.3.1 The Deferred Compensation Account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit.

9.3.2 The Deferred Compensation Account shall be credited on each Crediting Date with the total amount of any Salary Deferral Credits and Employer Credits to such account since the last preceding Crediting Date.

9.3.3 The Deferred Compensation Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 9.2. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.

Section 10. Benefit Exchange:

If elected by the Employer in the Adoption Agreement, the Employer and the Participant may enter into an agreement under which the Participant’s vested Accrued Benefit may be exchanged for another nonqualified benefit in accordance with rules established by the Committee.

Section 11. Transfer to Qualified Plan:

If elected by the Employer in the Adoption Agreement and directed by the Participant in the Salary Deferral Agreement, the Employer shall transfer amounts from the Deferred Compensation Account of the Participant to the account of the Participant under a tax-qualified retirement plan maintained by the Employer and identified in the Adoption Agreement (the “Qualified Plan”) in accordance with the following procedures:

11.1 Maximize Qualified Plan Deferrals. As soon as administratively feasible after the end of each Plan Year, the Employer shall determine the amount of Salary Deferral Credits made to the Deferred Compensation Account of the Participant for the Plan Year (excluding the amount of deemed investment gain or loss with respect thereto) which is eligible for transfer to the Qualified Plan. Such amount shall be determined so as to permit the maximum allocation to the account of the Participant under the Qualified Plan for the Plan Year without exceeding the limitations applicable to the Qualified Plan (including by way of illustration and not limitation, the limitations under Sections 402(g) and 401(k)(3) of the Code, and any successors thereto).

11.2 Maximize Qualified Plan Match. As soon as administratively feasible after the end of each Plan Year, the Employer shall determine the amount of any Employer Credits made as a matching amount to the Deferred Compensation Account of the Participant for the Plan Year (excluding the amount of deemed investment gain or loss with respect thereto) which is eligible for transfer to the Qualified Plan. Such amount shall be determined so as to permit the maximum allocation to the account of the Participant under the Qualified Plan for the Plan Year without exceeding the limitations applicable to the Qualified Plan (including by way of illustration and not limitation, the limitation under Section 401(m)(2) of the Code, and any successors thereto).

11.3 Transfer Deferral to Qualified Plan. No later than two and one-half months following the end of the Plan Year, the Employer shall debit the amount determined under Section 11.1 from the Deferred Compensation Account of the Participant. If the Participant has directed in the Salary Deferral Agreement that such transfer be made, the Employer shall allocate such amount to the account of the Participant under the Qualified Plan. If the Participant has not directed such transfer, the Employer shall distribute such amount from the Deferred Compensation Account to the Participant.

11.4 Credit Match to Qualified Plan. No later than two and one-half months following the end of the Plan Year, the Employer shall debit the amount determined under Section 11.2 from the Deferred Compensation Account of the Participant. If the transfer described in Section 11.3 is made, the Employer shall allocate the amount determined under Section 11.2 to the account of the Participant under the Qualified Plan. If such transfer is not made and the Participant receives a distribution of the amount determined under Section 11.1, the Participant shall forfeit the amount determined under Section 11.2.

11.5 Compliance with Qualified Plan. In its sole discretion, the Employer may make multiple transfers or distributions under this Section 11 during the Plan Year; provided, however, that no transfers shall be made under this Section 11 if precluded by the terms of the Qualified Plan.

Section 12. Administration by Committee:

12.1 Membership of Committee. The Committee shall consist of at least three individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

12.2 Committee Officers; Subcommittee. The members of the Committee may elect Chairman and may elect an acting Chairman. They may also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment on behalf of the Committee.

12.3 Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

12.4 Transaction of Business. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

12.5 Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan.

12.6 Establishment of Rules. Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

12.7 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting), except relating to the terms of his Salary Deferral Agreement.

12.8 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

12.9 Authority to Interpret Plan. Subject to the claims procedure set forth in Section 18 the Plan Administrator and the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan. Determinations by the Plan Administrator and the Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

12.10 Third Party Advisors. The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee shall communicate such needs to the Employer so that its policies may be appropriately coordinated to meet such needs.

12.11 Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his Service as such.

12.12 Expense Reimbursement. The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

12.13 Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employer’s own assets), each member of the Committee and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 13. Contractual Liability; Trust:

13.1 Contractual Liability. The obligation of the Employer to make payments hereunder shall constitute a contractual liability of the Employer to the Participant. Such payments shall be made from the general funds of the Employer, and the Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

13.2 Trust. If so designated in Section 2.34 of the Adoption Agreement, the Employer may establish a Trust with the Trustee, pursuant to such terms and conditions as are set forth in the Trust Agreement. The Trust, if and when established, is intended to be treated as a grantor trust for purposes of the Code. The establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted and administered.

Section 14. Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

14.1 Board.

(i) To amend the Plan;

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the Plan.

14.2 Committee.

(i) To designate Participants;

(ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 19 relating to claims procedure;

(iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv) To account for the Accrued Benefits of Participants; and

(v) To direct the Employer in the payment of benefits.

14.3 Plan Administrator.

(i) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(ii) To administer the claims procedure to the extent provided in Section 19.

Section 15. Benefits Not Assignable; Facility of Payments:

15.1 Benefits not Assignable. No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts. Notwithstanding the foregoing, in the event that all or any portion of the benefit of a Participant is transferred to the former spouse of the Participant incident to a divorce, the Committee shall maintain such amount for the benefit of the former spouse until distributed in the manner required by an order of any court having jurisdiction over the divorce, and the former spouse shall be entitled to the same rights as the Participant with respect to such benefit.

15.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 16. Beneficiary:

The Participant’s Beneficiary shall be the person or persons designated by the Participant on the Beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new Beneficiary designation form with the Committee or its designee. If a Beneficiary (the “primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent Beneficiary, if any, named in the Participant’s current Beneficiary designation form. If there is no contingent Beneficiary, the balance shall be paid to the estate of the primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

Section 17. Amendment and Termination of Plan:

The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit.

Notwithstanding the foregoing, the Plan shall be terminated upon the occurrence of one or more of the events designated in the Adoption Agreement. Upon the occurrence of a termination event, the Accrued Benefit of each Participant may become fully vested and payable to the Participant in a lump sum if designated by the Employer in the Adoption Agreement.

Section 18. Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 19. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

19.1 Filing of a Claim for Benefits. If a Participant or Beneficiary (the “claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 19 shall be taken instead by another member of the Committee designated by the Committee.

19.2 Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.

19.3 Procedure for Review. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

19.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

19.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

19.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

19.4.3 The decision of the Committee shall be final and conclusive.

19.5 Action by Authorized Representative of Claimant. All actions set forth in this Section 19 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 20. Miscellaneous Provisions:

20.1 Set off. Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

20.2 Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

20.3 Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the deemed investment rate of return pursuant to Section 9.2 shall cease to be applied to the Participant’s account following the first anniversary of such date; provided further, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

20.4 Reliance on Data. The Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

20.5 Receipt and Release for Payments. Subject to the provisions of Section 20.1, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

20.6 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

20.7 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

20.8 Merger or Consolidation; Assumption of Plan. No employer-party to the Plan shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the employer-party under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

20.9 Construction. The Employer shall designate in the Adoption Agreement the state according to whose laws the provisions of the Plan shall be construed and enforced, except to the extent that such laws are superseded by ERISA.